                                                                    EXHIBIT 4.1

                               SEAMED CORPORATION

                             1988 STOCK OPTION PLAN

     1.  INTRODUCTION:

         This Plan establishes the right of and procedures for SEAMED Corporation (the "Company") to grant stock options to its key employees. The Plan provides for the granting of two types of options, namely, (1) Non-Qualified Stock Options and (2) Incentive Stock Options. This Plan sets forth provisions applicable to both types of options, to Non-Qualified Options only, and to Incentive Stock Options only.

     2.  PROVISIONS OF GENERAL APPLICATION:

         The provisions of this Section 2 apply to both Non-Qualified Options and Incentive Stock Options granted by the Company.

         2.1      Objectives of the Plan:

         The purpose of this Plan is to encourage ownership of Common Stock of the Company by key employees of the Company and any current or future subsidiary. This Plan is intended to provide an incentive for maximum effort in the successful operation of the Company and is expected to benefit the shareholders by enabling the Company to attract and retain personnel of the best available talent through the opportunity to share, by the proprietary interests created by this Plan, in the increased value of the Company's shares to which such personnel have contributed.

         2.2      Stock Reserved for this Plan:

         The stock reserved for issue upon the exercise of options granted under this Plan will not exceed 680,000 Shares of the Common Stock of the Company (the "Shares") which may be either authorized and unissued shares or issued shares held in or hereafter acquired for the treasury of the Company. Shares subject to any option under this Plan which is not exercised in full or Shares as to which the right to purchase is forfeited through default or otherwise, shall remain available for other options under this Plan provided that the aggregate number of Shares subject to options under this Plan shall not exceed 680,000 shares of said stock.

         2.3      Administration of this Plan:

         This Plan will be administered by the Board of Directors of the Company (the "Board"). No member of the Board who is or may become eligible to receive an option under this Plan shall participate in the deliberations or actions of the Board in respect to this Plan.

         A majority of the Board shall constitute a quorum, and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Board, shall be deemed the acts of the Board.

         The Board on consideration of recommendations of the President and of other officers, if the Board shall deem the same appropriate, shall:

                  (a) Determine the number of shares subject to each option, the terms thereof, the type of option to be granted, and direct the President, or other officer in his absence, to issue such option;

                  (b) Prescribe rules and regulations from time to time for administration of this Plan;

                  (c) Decide any questions arising as to the interpretation or application of any provision of this Plan.

         Any action, decision, interpretation or determination by the Board with respect to this Plan shall be final and binding upon any and all employees.

         2.4      Eligibility: Facts to be Considered in Granting Options:

         An option may be granted to any officer or key employee who, at the time the option is granted, is a regular full-time employee of the Company or of any subsidiary. In its determination of an employee to whom an option shall be granted and the number of Shares to be covered by such option, the Board shall take into account the duties of the employee, the present and potential contributions of the employee to the success of the Company, the anticipated number of years of service remaining before the attainment by the employee of the age of retirement, and other factors deemed relevant by the Board in connection with accomplishing the purpose of this Plan. An employee who has been granted an option to purchase Shares of the Company, whether under this Plan or otherwise, may, if the Board shall so determine be granted additional options. As used in this Plan, the term "Optionee" shall refer to the holder of an option granted hereunder.

         2.5      Vesting of Options:

         The Board shall have the authority to establish the time or times at which the optioned Shares may be purchased and, whether all of the options may be exercised at one time or in increments.

         2.6 Rights of Optionee in Event of Merger, Consolidation, Tender Offer, Takeover Bid, Sale of Assets, or Dissolution:

                  (a) Notwithstanding anything in this Plan to the contrary, the Optionee may purchase the full amount of optioned Shares for which options have been granted to the Optionee and for which the options have not been exercised under the following conditions:

                         (1) The Optionee may conditionally purchase any or all
optioned Shares during the period commencing twenty-seven (27) days and ending seven (7) days prior to the scheduled effective date of a merger or consolidation (as such effective date may be delayed from time to time) wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among the Company and other corporations related to or affiliated with the Company;

                         (2) The Optionee may conditionally purchase any or all
optioned Shares during the period commencing on the initial date of a tender offer or takeover bid for the Shares (other than a tender offer by the Company) subject to the Securities Exchange Act of 1934 and the rules promulgated thereunder and ending on the day preceding the scheduled termination date of acceptance of tenders of shares by the offeror under any such tender offer or takeover bid (as such termination date may be extended by such offeror);

                         (3) The Optionee may conditionally purchase any or all
optioned Shares during the period commencing on the date the shareholders of the Company approve a sale of substantially all the assets of the Company and ending seven (7) days prior to the scheduled closing date of such sale (as such closing date may be delayed from time to time).

                         (4) The Optionee may conditionally purchase any or all
optioned Shares during the period commencing on the date a majority of the shareholders of the Company vote in favor of dissolving the Company and ending thirty (30) days later but not in any event later than the day before the Company files its Certificate of Dissolution,

                  (b) If the merger, consolidation, tender offer, takeover bid, sale of assets, or dissolution, as the case may he and as described in subsections (1) through (4) above, once commenced, is canceled or revoked, the conditional purchase of Shares for which the option to purchase would not have other otherwise been exercisable at the time of said cancellation or revocation, but for the operation of this Section 2.6, shall be rescinded. With respect to all other Shares conditionally purchased, the Optionee may rescind such purchase at his option.

                  (c) If the merger, consolidation, tender offer, takeover bid, or sale of assets does occur or thirty (30) days passes after a majority of the Company's shareholders vote in favor of dissolving the Company (or a Certificate of Dissolution is filed) and the Optionee has not conditionally purchased all optioned Shares, all unexercised options shall terminate on the effective, termination or closing date, or thirty (30) days after the date of said vote (but not later than the day before the Certificate of Dissolution is filed), as the case may be.

                  (d) If the Company shall be the surviving corporation in any merger or is a party to a merger or consolidation which is between or among the Company and other corporations related to or affiliated with the Company, any option granted hereunder shall pertain and apply to the securities to which a holder of the number of Shares of Common Stock subject to the option would have been entitled.

                  (e) Nothing herein shall allow the Optionee to purchase optioned Shares, the options for which have expired.

         2.7      Terms and Expiration of Options:

         Each option granted under this Plan shall be in writing, shall be subject to such amendment or modification from time to time as the Board shall deem necessary or appropriate to comply with or take advantage of applicable laws or regulations and shall contain provisions to the following effect, together with such other provisions as the Board shall from time to time approve:

                  (a) that, subject to the provisions of Section 2.7(b) below, the option, as to the whole or any part thereof, may be exercised only by the Optionee or his personal representative;

                  (b) that neither the whole nor any part of the option shall be transferable by the Optionee or by operation of law otherwise than by the will of, or by the laws of descent and distribution applicable to, a deceased Optionee and that the option and any and all rights granted to the Optionee thereunder and not theretofore effectively and completely exercised shall automatically terminate and expire upon any sale, transfer or hypothecation or any attempted sale, transfer or hypothecation of such rights or upon the bankruptcy or insolvency of the Optionee or his or her estate;

                  (c) that subject to the foregoing provisions, an option may be exercised at different times for portions of the total number of option Shares for which the right to purchase or exercise shall have vested provided that such portions are in multiples of one hundred (100) Shares;

                  (d) that the Optionee shall have no right to receive any dividend on or to vote or exercise any right in respect to any Shares the certificate for which has not been issued to him or her;

                  (e) that the option shall expire at the earliest of the following:

                           (1) The date specified in the option;

                           (2) A date specified in the option agreement but not
later than twelve (12) months after voluntary or involuntary termination of Optionee's employment other than termination as described in Paragraph (3) below;

                           (3) Upon the discharge of Optionee for misconduct,
willfully or recklessly harmful to the Company;

                           (4) Twelve (12) months after Optionee's death or
disability;

                           (5) In the event of a merger, consolidation, tender
offer, takeover bid, sale of assets or majority vote of the shareholders of the Company in favor of dissolving (or the filing of a Certificate of Dissolution), on the date specified in Section 2.6(c). However, if the merger, consolidation, tender offer, takeover bid or sale of assets does not occur or if a Certificate of Revocation of Voluntary Dissolution is filed within the thirty (30) days after said majority vote, as the case may be, all options which are terminated pursuant to this Subsection (e)(5) shall be reinstated as if no action with respect to any of said events had been contemplated or taken by any party thereto and all Optionees shall be returned to their position on the date of termination; and

                  (f) that the terms of the option shall not be affected by any change of the Optionee's duties or position so long as the Optionee shall continue to be employed by the Company or a subsidiary.

         2.8      Notice of Intent to Exercise Option:

         The Optionee (or other person or persons, if any, entitled thereto hereunder) desiring to exercise an option granted hereunder as to all or part of the Shares covered thereby shall in writing notify the Company at its principal office at Bothell, Washington, to that effect specifying the number of option Shares to be purchased, and, if required by the Company, representing in form satisfactory to the Company that the Shares are being purchased for investment and not with a view to resale or distribution. With respect to any shares conditionally purchased pursuant to Section 2.6(a) above and for which such purchase has not been voluntarily or otherwise rescinded pursuant to Section 2.6(b), the Optionee shall be deemed to have given to the Company the notice of exercise required by this Section 2.8 as of ten (10) days prior to the closing or effective date of the merger, consolidation, tender offer, takeover bid or sale of assets or as of the twentieth (20th) day after a majority of the shareholders vote in favor of dissolving the Company (or the tenth (10th) day before the filing of a Certificate of Dissolution if it precedes said twentieth (20th) day), as the case may be.

         2.9      Recapitalization:

         The aggregate number of Shares for which options may be granted hereunder, the number of shares covered by each outstanding option, the price per share thereof in each such option shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Company resulting from a division or consolidation of shares or any other increase or decrease in such shares effected without receipt of consideration by the Company excluding any decrease resulting from the purchase of shares for the treasury. If the adjustment would result in a fractional Share, the Optionee shall be entitled to one (1) additional Share, provided that the total number of Shares to be granted under this Plan shall not be increased above the equivalent number of shares initially allocated to this Plan or subsequently approved by the shareholders of the Company for issuance hereunder.

         2.10     Termination and Amendment of this Plan:

         The directors of the Company may at any time modify, amend or terminate this Plan except with respect to options granted prior to such action, provided, however, that no such amendment or modification shall increase the number of Shares as to which options may be granted under this Plan or change the class of employee to whom options may be granted under this Plan.

         2.11     Granting of Options:

         The granting of any option pursuant to this Plan shall be entirely in the discretion of the Board and nothing herein contained shall be construed to give any officer or employee any right to participate under this Plan or to receive any option under it.

         The granting of an option pursuant to this Plan shall not constitute any agreement or an understanding, express or implied, on the part of the Company or a subsidiary to employ the Optionee for any specified period.

         2.12     Withdrawal:

         An Optionee may at any time elect in writing to abandon an option with respect to the number of shares as to which the option shall not have been exercised.

         2.13     Government Regulations:

         This Plan and the granting and exercise of any option hereunder and the obligations of the Company to sell and deliver shares under any such option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. This Plan shall be governed by the laws of the State of Washington.

         2.14     Shareholder Approval:

         This Plan shall be submitted to the shareholders for their approval within twelve (12) months from the date hereof. The Company may grant options prior to such approval which shall be conditioned upon subsequent shareholder approval.

         2.15     Compliance with Securities Laws:

         The Board shall have the right to:

                  (a) require an Optionee to execute, as a condition of the exercise of an option, a letter evidencing Optionee's intent to acquire the Shares for investment and not with a view to the distribution thereof;

                  (b) place appropriate legends upon the certificate or certificates for the Shares; and

                  (c) take such other acts as it deems necessary in order to cause the issuance of optioned Shares to comply with applicable provisions of State and Federal Securities Laws.

         2.16     Method of Exercise of Option:

         Within ten (10) days after receipt of the Company of the notice provided for in Section 2.8, but not later than the expiration date specified in
Section 2.7(e), the option shall be exercised as to the number of Shares specified in the notice by payment to the Company of the amount specified in either Section 3.2 or Section 4.5, as may be applicable. Payment of the purchase price provided in the option shall be made in cash, in shares of the Company's Common Stock owned by the Optionee, or in any combination of cash and shares of the Company's Common Stock. Full or partial payment in Shares of the Company's Common Stock shall be deemed to be the equivalent of payment in cash of the fair market value of those shares. For purposes of the preceding sentence and this Plan, "fair market value" is defined as the average, if any, of the closing prices for the Common Stock as of 4:00 Eastern Time on the principal trading exchange or national automated stock quotation system on which the Common Stock is traded or quoted or, if there are no such closing prices or average, the value of the Company's Common Stock as determined by the Board in good faith.

         2.17     Substitutions and Assumptions:

         The Board shall have the right to substitute or assume options in connection with mergers, reorganizations, separations or other "corporate transactions" as that term is defined in and said substitutions and assumptions are permitted by Section 425 of the Internal Revenue Code (the "Code") and the regulations promulgated thereunder. The number of Shares reserved pursuant to
Section 2.2 may be increased by the corresponding number of options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to options before and after the substitution.

         2.18     Proceeds from Sale of Stock:

         Proceeds of the purchase of optioned Shares by an Optionee shall be for the general business purposes of the Company.

         2.19     Terminal Date of Plan:

         This Plan shall not extend beyond April 11, 1998.

     3.  PROVISIONS APPLICABLE SOLELY TO NON-QUALIFIED STOCK OPTIONS:

         In addition to the provisions of Section 2 above, the following paragraphs shall apply to any options granted under this Plan which are not Incentive Stock Options.

         3.1      Option Price:

         The option or purchase price of each Share optioned under this Plan shall be determined by the Board at the time of the action for the granting of the option.

         3.2      Method of Exercise of Option:

         The amount to be paid by the Optionee upon exercise of a Non-Qualified Option shall be the full purchase price thereof provided in the option, together with the amount of federal, state or local taxes of any kind required to be withheld by the Company. An Optionee may elect to pay his withholding taxes by having the Company withhold shares of Company common stock having a value equal to the amount required to be withheld. The value of the shares to be withheld is deemed to equal the fair market value of the shares on the day the option is exercised. An election by an Optionee to have shares withheld for this purpose will be subject to the following restrictions:

         (a) if an Optionee has received multiple option grants, a separate election must be made for each grant;

         (b) the election must be made prior to the day the option is exercised;

         (c) the election will be irrevocable;

         (d) the election will be subject to the disapproval of the Board;

         (e) if the Optionee is an officer of the Company within the meaning of
Section 16 of the Securities Exchange Act of 1934 ("Section 16"), the election may not be made within six months following the grant of the option; and

         (f) if the Optionee is an officer of the Company within the meaning of
Section 16, the election must be made either six months prior to the day the option is exercised or in the ten-day "window period" beginning on the third day following the release of the Company's quarterly or annual summary statement of sales and earnings.

     4.  PROVISIONS APPLICABLE SOLELY TO INCENTIVE STOCK OPTIONS:

         In addition to the provisions of Section 3 above, the following paragraphs shall apply to any options granted under this Plan which are Incentive Stock Options.

         4.1      Conformance with Internal Revenue Code:

         Options granted under this Plan which are "Incentive Stock Options" shall conform to, be governed by and interpreted in accordance with Section 422A of the Code and any regulations promulgated thereunder as well as any amendments to the Code and Regulations.

         4.2      Option Price:

         The option or purchase price of each Share optioned under the Incentive Stock Option provisions of this Plan shall be determined by the Board at the time of the action for the granting of the option but shall not, in any event, be less than the fair market value of the Company's common stock on the date of grant.

         4.3      Limitation on Vesting of Incentive Stock Options:

         The aggregate fair market value of the option Shares (determined on the date of grant) with respect to which an employee's right to exercise vests in any one calendar year (under this Plan or any other plan of the Company which authorizes Incentive Stock Options) shall not exceed $100,000.

         4.4      Limitation on Grants to Substantial Shareholders:

         An employee may not, immediately prior to the grant of an Incentive Stock option hereunder, own stock in the Company representing more than ten percent (10%) of the voting power of all classes of stock of the Company unless the per share option price specified by the Board for the Incentive Stock Options granted such an employee is at least one hundred ten percent (110%) of the fair market value of the Company's stock on the date of grant and such option, by its terms, is not exercisable after the expiration of five (5) years from the date such option is granted.

         4.5      Method of Exercise of Option:

         The amount to be paid by the optionee upon exercise of an Incentive Stock Option shall be the full purchase price thereof provided in the option.